CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 dated the date hereof and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Rule 462(b) Registration Statement”) of Crailar Technologies Inc. (the “Company”) of our report dated March 26, 2014 relating to the consolidated financial statements of the Company for its fiscal year ended December 28, 2013, and included in the Company’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-195508) (the “Prior Registration Statement”). In addition, we consent to the reference to our firm included under the heading “Experts” in the Prior Registration Statement incorporated by reference in the Rule 462(b) Registration Statement.

/s/ DMCL
DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
August 1, 2014